EXHIBIT 99.1

Loral Reports Third Quarter 2009 Financial Results

Telesat and Space Systems/Loral Continue Strong Performance

NEW YORK, Nov. 9, 2009 (GLOBE NEWSWIRE) -- Loral Space & Communications Inc. (Nasdaq:LORL) today announced its financial results for the three and nine months ended September 30, 2009.

Notable achievements for the company include:

 * Telesat and Space Systems/Loral (SS/L) financial results
   continued to reflect strong performance.

 * SS/L's third quarter Adjusted EBITDA was $32 million,
   contributing to a nine month total Adjusted EBITDA of $54
   million, more than double the Adjusted EBITDA of the first nine months of 2008.

 * Telesat's Nimiq 5 satellite, built by SS/L, was successfully launched in the quarter and began commercial service in October.

 * Telesat's growth initiatives include a replacement satellite currently under construction at SS/L and a Direct-to-Home
   television satellite to be leased to Bell TV, which is expected to begin construction in the first quarter of 2010.

"Our solid performance continues to deliver outstanding results," said Michael B. Targoff, chief executive officer of Loral. "Our performance in both the manufacturing and services segments during this time of economic distress reinforces our future outlook for further shareholder value creation."

Combined segment revenues, for both Satellite Manufacturing and Satellite Services, for the quarter ending September 30, 2009, were $424 million compared to $386 million for the third quarter in 2008. Combined segment Adjusted EBITDA for the quarter was $145 million, compared to $114 million for the third quarter of 2008. Combined segment revenues for the first nine months of the year were $1.3 billion compared to $1.2 billion for the first nine months of 2008. Combined segment Adjusted EBITDA for the nine months ending September 30, 2009 was $391 million compared to $334 million for the first nine months of 2008.

Loral includes all of Telesat's revenues and Adjusted EBITDA in segment results. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting. All of Telesat's results are converted from Canadian generally accepted accounting principles (GAAP) to U.S. GAAP. After eliminations, primarily related to Telesat, Loral's revenues for the quarter were $249 million compared to $213 million for the third quarter of 2008. Adjusted EBITDA for the third quarter of 2009, after eliminations, was $27 million compared to $6 million for the third quarter of 2008. For the first nine months of 2009, revenues after eliminations were $733 million compared to $639 million for the first nine months of 2008. Adjusted EBITDA after eliminations for the first nine months of 2009 was $38 million compared to $20 million for the first nine months of 2008.

Loral reported net income for the quarter of $108 million compared to a loss of $44 million for the third quarter of 2008. Net income for the first nine months of 2009 was $172 million, which compares to Loral's net loss of $63 million for the nine months ended September 30, 2008. The dramatic improvement in both periods is primarily the result of foreign exchange rate fluctuations.

The company ended the third quarter of 2009 with $173 million in cash and cash equivalents with no borrowings. At year end 2008 the company had $118 million of cash and cash equivalents and $55 million of borrowings. This represents an improvement in net cash of $111 million.

Satellite Manufacturing

Space Systems/Loral booked five satellite orders in the first nine months of 2009 contributing to a robust backlog on September 30, 2009 of $1.6 billion compared to $1.4 billion on December 31, 2008. Orders included a broadband satellite for Hughes Network Services, two satellites for Intelsat, one satellite for Telesat and a satellite for Hong Kong-based AsiaSat. There have also been six successful launches of SS/L-built satellites this year, and another is scheduled for later this week.

"In addition to the five contracts already awarded this year, we continue to see strong customer activity," said Mr. Targoff. "This is likely to lead to additional bookings in the near term." SS/L's performance in the third quarter of 2009 showed marked improvement over the same period in 2008. In the third quarter of 2009, SS/L reported revenues before eliminations of $254 million compared to $216 million in the third quarter of 2008. Satellite manufacturing revenues increased by approximately $100 million for the nine months ending September 30, 2009 compared to the nine months ending September 30, 2008, increasing to $746 million from $646 million.

Benefiting from the combination of scope increases on certain contracts (which positively impacted our results by approximately $10 million), improved revenues, and good operating performance, Adjusted EBITDA was particularly high for the quarter at $32 million, compared to $10 million for the third quarter of 2008. Adjusted EBITDA for the nine-month period ending September 30, 2009 was $54 million which was up from $25 million for the first nine months of 2008.

Satellite Services

With the successful launch of Nimiq 5 in September, Telesat continues to increase its revenue producing fleet. Nimiq 5 began commercial service on October 10, 2009 and is fully contracted to EchoStar for its entire life. Revenue from this satellite will be reflected in fourth quarter results. New growth initiatives include Telstar 14R, a high power replacement satellite that will increase capacity in the Americas and over the Atlantic Ocean. Telstar 14R is under construction at SS/L, and is scheduled for launch in 2011. Additionally, as previously noted, Telesat is procuring a new direct broadcast satellite, which will be fully leased to Bell TV.

Telesat's performance continues to improve, consistent with expectations. In Canadian dollars, revenues for the third quarter of 2009 were CAD 187 million compared to CAD 177 million in the third quarter of 2008. Third quarter Adjusted EBITDA was CAD 129 million compared to CAD 113 million in the third quarter 2008. For the first nine months of 2009, revenues were CAD 594 million compared to CAD 518 million in 2008, and Adjusted EBITDA for the first nine months of the year was CAD 411 million compared to CAD 319 million in the first nine months of 2008.

In U.S. dollars, Telesat revenues were $171 million for the quarter, compared to $170 million in 2008. Adjusted EBITDA for the quarter was $118 million compared to $108 million in the third quarter of 2008. Revenues for the nine months ended September 30, 2009 were $508 million compared to $509 million in 2008, and Adjusted EBITDA for the first nine months of the year was $352 million compared to $313 million for the first nine months of 2008.

The reporting of Telesat results is complicated by differences between U.S. GAAP and Canadian GAAP, and by exchange rate fluctuations. Disregarding changes in the U.S. dollar / Canadian dollar exchange rate, Telesat revenues for the third quarter of 2009 would have increased by approximately $5 million compared to the same period in 2008. On the same basis Telesat's Adjusted EBITDA for the third quarter of 2009 would have been approximately $15 million higher than third quarter Adjusted EBITDA in 2008.

On the same basis, Telesat's revenues for the first nine months of 2009 would have increased by approximately $40 million over the first nine months of 2008 and Adjusted EBITDA would have increased by approximately $60 million.

Net income for the third quarter of 2009 was $168 million, compared to the net loss of $53 million reported in the same period of 2008. Net income for the nine months ending September 30, 2009 was $279 million compared to the net loss of $131 million for the same period in 2008. The magnitude of this change is primarily the result of foreign exchange gains in the third quarter of 2009 and foreign exchange losses in the same period in 2008.

At the end of the third quarter, Telesat had a backlog of $4.4 billion, $109 million total cash and $3.0 billion of debt.

Conference Call

Loral's chief executive officer Michael B. Targoff will host a conference call and web cast tomorrow, November 10, at 11:00 a.m. ET to discuss the company's third quarter 2009 results. To participate, please dial 719-867-0354 or toll free at 888-523-1232 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-Q, which is available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com. LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" note to our financial statements in the current Form 10-Q, filed today, and in Loral's 2008 annual report on Form 10-K. The reader is specifically referred to these documents, as well as the company's other filings with the Securities and Exchange Commission. Risks and uncertainties include but are not limited to (1) risks associated with financial factors and our investment in Telesat Canada, including the global economic downturn, our history of losses, financial covenants in SS/L's credit agreement, the structure of our investment in Telesat, Telesat's leverage and volatility in Canadian/U.S. exchange rates; (2) risks associated with satellite manufacturing, including competition, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws and U.S., Canadian and foreign government regulation of satellite services; and (5) other risks, including possible conflicts of interest with our significant shareholder, litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

                   LORAL SPACE & COMMUNICATIONS INC.
                       Statements of Operations
                             (In millions)

 Revenues
 --------
                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                  2009      2008      2009      2008
                               --------- --------- --------- ---------
 Satellite Manufacturing       $  253.5  $  216.3  $  745.8  $  646.3
 Satellite Services (1)           170.5     169.7     507.9     508.6
                               --------- --------- --------- ---------
 Segment revenues                 424.0     386.0   1,253.7   1,154.9
 Eliminations                      (4.3)     (3.8)    (12.6)     (7.2)
 Affiliate eliminations (1)      (170.5)   (169.7)   (507.9)   (508.6)
                               --------- --------- --------- ---------
 Revenues as reported          $  249.2  $  212.5  $  733.2  $  639.1
                               ========= ========= ========= =========

 Adjusted EBITDA
 ---------------
                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                  2009      2008      2009      2008
                               --------- --------- --------- ---------
 Satellite Manufacturing       $   31.6  $    9.6  $   54.2  $   24.5
 Satellite Services:
    Loral Skynet                     --        --        --       6.2
    Telesat (1)                   117.8     108.2     352.0     313.2
                               --------- --------- --------- ---------
 Satellite Services               117.8     108.2     352.0     319.4
 Corporate expenses                (4.4)     (3.4)    (15.2)     (9.7)
                               --------- --------- --------- ---------
 Segment Adjusted EBITDA before
  eliminations                    145.0     114.4     391.0     334.2
 Eliminations                      (0.3)     (0.3)     (1.4)     (0.8)
 Affiliate eliminations (1)      (117.8)   (108.2)   (352.0)   (313.2)
                               --------- --------- --------- ---------
 Adjusted EBITDA               $   26.9  $    5.9  $   37.6  $   20.2
                               ========= ========= ========= =========

 Reconciliation of Adjusted
  EBITDA to Net Income (Loss)
 ----------------------------
                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                  2009      2008      2009      2008
                               --------- --------- --------- ---------
 Adjusted EBITDA               $   26.9  $    5.9  $   37.6  $   20.2
 Depreciation, amortization and
  stock-based compensation        (12.1)    (11.7)    (35.9)    (32.3)
                               --------- --------- --------- ---------
 Operating income (loss)           14.8      (5.8)      1.7     (12.1)
 Interest and investment income     1.9       1.9       5.5      10.2
 Interest expense                  (0.7)     (0.5)     (0.7)     (1.2)
 Gain on litigation recovery         --        --        --      58.3
 Impairment of available for
  sale securities                    --      (1.0)       --      (4.5)
 Other expense                       --      (0.1)     (0.1)     (0.3)
 Income tax provision              (0.7)      0.6      (7.1)    (12.9)
 Equity in net income (losses)
  of affiliates                    93.1     (39.3)    172.6    (101.0)
                               --------- --------- --------- ---------
 Net income (loss)             $  108.4  $  (44.2) $  171.9  $  (63.5)
                               ========= ========= ========= =========

 (1) The Satellite Services segment includes Telesat Revenues and
     Adjusted EBITDA, which are eliminated in our consolidated
     financial statements, where we report our 64% share of Telesat under the equity method of accounting.

                   LORAL SPACE & COMMUNICATIONS INC.
                     Supplemental Financial Data
                             (In millions)

                                          September 30,   December 31,
                                              2009            2008
                                          -------------  -------------

 FUNDED BACKLOG
   Satellite Manufacturing                $    1,560.3   $    1,381.1
   Satellite Services                          4,442.0        4,207.0
                                          -------------  -------------
 Total funded backlog                          6,002.3        5,588.1
   Intercompany eliminations                     (12.2)         (24.9)
   Affiliate eliminations                     (4,442.0)      (4,207.0)
                                          -------------  -------------
 NET FUNDED BACKLOG                       $    1,548.1   $    1,356.2
                                          =============  =============

                       Condensed Balance Sheets
                             (In millions)

                                          September 30,   December 31,
                                              2009            2008
                                          -------------  -------------
 Cash and equivalents                     $      173.4   $      117.5
 Contracts-in-process                            214.9          213.7
 Other current assets                            122.1          164.0
                                          -------------  -------------
   Total current assets                          510.4          495.2
 Property, plant & equipment, net                202.2          188.3
 Long-term receivables                           231.8          184.7
 Investments in affiliates                       251.8           72.6
 Other assets                                     42.6           55.1
                                          -------------  -------------
   Total assets                           $    1,238.8   $      995.9
                                          =============  =============
 Customer advances and billings in excess
  of costs and profits                    $      309.2   $      184.6
 Other current liabilities                       162.4          164.8
                                          -------------  -------------
   Total current liabilities                     471.6          349.4
 Long-term debt                                     --           55.0
 Other long-term liabilities                     388.4          381.8
                                          -------------  -------------
   Total liabilities                             860.0          786.2
 Equity                                          378.8          209.7
                                          -------------  -------------
   Total liabilities and equity           $    1,238.8   $      995.9
                                          =============  =============

                                TELESAT
                    Summary Financial Information
                             (In millions)

 Summary financial information in US$ and in accordance with US GAAP follows (in millions):

                                Three Months Ended  Nine Months Ended
                                   September 30,     September 30,
                               ------------------- -------------------
                                  2009      2008      2009      2008
                               --------- --------- --------- ---------
 Statement of Operations:
 ------------------------
 Revenues                      $  170.5  $  169.7  $  507.9  $  508.6
                               ========= ========= ========= =========

 Adjusted EBITDA               $  117.8  $  108.2  $  352.0  $  313.2
 Depreciation, amortization and
  stock-based compensation        (54.6)    (55.1)   (160.8)   (170.3)
 Gain on disposition of long-
  lived assets                     29.6        --      29.6        --
                               --------- --------- --------- ---------
 Operating income                  92.8      53.1     220.8     142.9
 Interest expense                 (58.1)    (58.9)   (166.6)   (174.4)
 Other income (expense), net
  (1)                             142.9     (52.3)    249.5    (100.8)
 Income tax (provision)
  recovery                         (9.6)      4.6     (25.0)      1.3
                               --------- --------- --------- ---------
 Net income (loss)             $  168.0  $  (53.5) $  278.7  $ (131.0)
                               ========= ========= ========= =========

 (1) Other income (expense) includes foreign exchange gains (losses)
 of $238 million and $(120) million for the three months ended
 September 30, 2009 and 2008, respectively, and $394 million and
 $(222) million the nine months ended September 30, 2009 and 2008, respectively, and (losses) gains on financial instruments of $(95)
 million and $67 million for the three months ended September 30, 2009 and 2008, respectively and $(142) million and $118 million for the 9 months ended September 30, 2009 and 2008, respectively.

                                          September 30,   December 31,
                                               2009          2008
                                          -------------  -------------
 Balance Sheet Data:
 -------------------
 Current assets                           $      203.4   $      179.8
 Total assets                                  4,901.0        4,273.2
 Current liabilities                             191.5          171.4
 Debt, including current portion               2,957.7        2,901.6
 Total liabilities                             4,013.2        3,760.2
 Redeemable preferred stock                      132.2          116.0
 Shareholders' equity                            755.6          397.0

 Other:
 ------
 Backlog (U.S. Dollar)                    $    4,442.0   $    4,207.0
 Backlog (Canadian Dollar)                 CAD 4,751.0    CAD 5,251.0

CONTACT:  Loral Space & Communications Inc.
          Wendy Lewis
          650-704-7502
          lewisw@ssd.loral.com